Exhibit 99.1

Rosetta Resources Inc. Announces 2013 Capital Budget and Guidance

Company plans to spend $700 million next year to achieve approximately 30 percent production growth with highly competitive lifting costs.

HOUSTON, December 10, 2012 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today announced its Board of Directors has approved a 2013 capital budget of $700 million. Approximately $600 million, or more than 85 percent, will be spent for activities in the liquids-rich window of the Eagle Ford shale in South Texas, including about $55 million allocated to facilities projects. In addition, the 2013 budget allocates approximately ten percent of funds for evaluation of new venture opportunities outside of the Eagle Ford area.  This capital expenditure program will be funded from internally-generated cash flow supplemented by borrowings under our current credit facility.

“The 2013 budget reflects our continued confidence in our Eagle Ford development program that has yielded significant growth in production and reserves at very favorable returns.  Liquids production now represents more than 60 percent of our current production and we are maintaining a very competitive cost structure for our business,” said Randy Limbacher, chairman, chief executive officer and president. “Going forward, we will continue to focus our efforts on expanding the development of our Eagle Ford assets and expect to deliver production growth of approximately 30 percent in 2013.”

Rosetta’s 2013 capital program is based on an average five-rig program and includes the drilling of 75 wells along with the completion of 62 Eagle Ford wells.  Approximately half of the completions will be located in the Gates Ranch area with the remainder in other areas in the liquids-rich window of the play, including the Karnes Trough area, Briscoe Ranch and Central Dimmit County.

Guidance

Based on the approved capital level, Rosetta expects full year 2013 production guidance to range from 46 – 50 thousand barrels of oil equivalent per day (“MBoe/d”) or about 30 percent year-over-year production growth.  The projected 2013 exit rate is anticipated to range from 52 – 56 MBoe/d, including liquids production of 32 – 35 MBoe/d.  During the first quarter of 2013, an additional 50 million cubic feet per day (“MMcf/d”) of Eagle Ford firm gross wet gas capacity will become available for a total of 245 MMcf/d of takeaway capacity.

Rosetta expects approximately a six percent average decline in direct LOE unit costs in 2013 compared to 2012. Total lifting costs, including direct LOE, workover expenses, insurance, and ad valorem tax, are anticipated to range from $2.87 – $3.23 per Boe in 2013.  A summary of the Company’s cost per unit expense guidance for full year 2013 is outlined in the attached “Summary of Expense Guidance” table.

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore energy resources in the United States of America.  The Company holds a leading position in the Eagle Ford shale in South Texas, one of the nation's largest unconventional resource plays.  Rosetta is a Delaware Corporation based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements

This press release includes forward-looking statements, which provide the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, exit rate guidance, net present value, development plans, progress on infrastructure projects, exposures to weak natural gas prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in the Company's most recent Form 10-K, Form 10-Q and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:

Don O. McCormack
Vice President and Treasurer
Rosetta Resources Inc.
info@rosettaresources.com

Rosetta Resources Inc.
Summary of Expense Guidance
(Average Costs per Boe)

	2013 Full Year

Direct Lease Operating Expense	$2.15	-	$2.40
Insurance	0.07	-	0.08
Ad Valorem Tax	0.65	-	0.75
Treating and Transportation	4.20	-	4.65
Production Taxes	1.50	-	1.65
DD&A	11.75	-	12.90
G&A, excluding Stock-Based Compensation	3.20	-	3.55
Interest Expense	1.30	-	1.40